CONSENT OF INDEPENDENT ACCOUNTANTS

  To the Trustees of Scudder Municipal Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Scudder Tax Free Money Fund on Form N-1A, of our report dated February 11, 1998 on our audits of the financial statements and financial highlights of Scudder Tax Free Money Fund, which report is included in the Annual Reports to Shareholders for the year ended December 31, 1997, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."

Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
February 27, 1998